Exhibit 99.1

Natera Reports Second Quarter

2021 Financial Results

AUSTIN, Texas, August 5, 2021 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a pioneer and global leader in cell-free DNA testing, today reported financial results for the second quarter ended June 30, 2021 and provided an update on recent business progress and financial outlook.

Recent Accomplishments & Highlights

●	Generated total revenues of $142.0 million in the second quarter of 2021 compared to $86.5 million in the second quarter of 2020, an increase of 64.2%. Product revenues grew 70.7% over the same period.
●	Processed approximately 375,700 tests in the second quarter of 2021, compared to approximately 234,100 tests processed in the second quarter of 2020, an increase of 60.5%.
●	Increased 2021 revenue guidance from $550-575 million to $600-620 million, the second revenue guidance increase in 2021.
●	Publication of a new study in Nature, validating the ability of its personalized and tumor-informed circulating tumor DNA (ctDNA) assay, Signatera®, to predict outcomes with immunotherapy in a randomized clinical trial.
●	Announced a new publication in JCO Precision Oncology showing 96% overall survival from a single time point among metastatic colorectal cancer patients who test MRD-negative with Signatera after surgery.
●	Awarded Advanced Diagnostic Laboratory Test (ADLT) status for its Signatera MRD test from Centers for Medicare & Medicaid Services (CMS).
●	Launched the Natera/BGI Signatera Assay, now available to biopharmaceutical customers and clinicians across China.
●	Announced the Foundation Medicine introduction of FoundationOne®️Tracker ctDNA Monitoring Assay for Research Use, in partnership with Natera.
●	Announced a phase III trial with GSK using Signatera to identify early-stage breast cancer patients eligible for investigational treatment with niraparib, GSK's PARP inhibitor.
●	Successfully completed $551.2 million, net follow-on equity offering in July 2021.

“The second quarter of 2021 was the fastest year on year growth quarter in our history as a publicly traded company,” said Steve Chapman, Natera’s Chief Executive Officer. “Our volumes continued to accelerate, and we expanded our market opportunity with positive new data in both organ health and oncology. As a result of our Q2 performance and the current momentum in the business, we are increasing our revenue guidance for a second time this year, by roughly $50 million.”

Second Quarter Ended June 30, 2021 Financial Results

Total revenues were $142.0 million in the second quarter of 2021 compared to $86.5 million for the second quarter of 2020, an increase of 64.2%. The product revenues were $137.2 million in the second quarter of 2021 compared to $80.4 million in the second quarter of 2020, an increase of 70.7%. The increase in product revenues was driven by an increase in test volumes compared to the second quarter of 2020. Natera processed approximately 375,700 tests in the second quarter of 2021, including approximately 361,500 tests accessioned in its laboratory, compared to approximately 234,100 tests processed, including approximately 221,600 tests accessioned in its laboratory, in the second quarter of 2020.

In the three months ended June 30, 2021, Natera recognized revenue on approximately 355,700 tests for which results were reported to customers in the period (tests reported), including approximately 342,500 tests reported from its laboratory, compared to approximately 220,100 tests reported, including approximately 208,400 tests reported from its laboratory, in the second quarter of 2020, an overall increase of 61.6% for the quarter.

Gross profit* for the three months ended June 30, 2021 and 2020 was $65.9 million and $39.5 million, respectively, representing a gross margin of 46.4% and 45.7%, respectively. Natera was able to achieve higher margins in the second quarter of 2021 compared to the second quarter 2020 primarily as a result of increased revenues.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the second quarter of 2021 were $181.2 million, compared to $91.2 million in the same period of the prior year, an increase of 98.7%. The increases were primarily driven by headcount growth to support the Company’s expansion, volume growth, and product development.

Loss from operations for the second quarter of 2021 was $115.3 million compared to $51.7 million for the same period of the prior year. Net loss for the second quarter of 2021 was $116.0 million, or ($1.32) per diluted share, compared to net loss of $59.6 million, or ($0.75) per diluted share, for the same period in 2020. Weighted average shares outstanding were approximately 88.1 million in the second quarter of 2021 compared to 79.1 million in the second quarter of the prior year.

At June 30, 2021, Natera held $580.5 million in cash, cash equivalents, short-term investments and restricted cash, compared to $737.5 million as of December 31, 2020. As of June 30, 2021, Natera had a total outstanding debt balance of $329.8 million, comprised of $50.1 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $279.8 million under its seven-year convertible senior notes. The convertible senior notes were issued in April 2020 for net proceeds of $278.3 million. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of June 30, 2021.

Financial Outlook

Natera anticipates 2021 total revenue of $600 million to $620 million; 2021 gross margin to be approximately 52% to 55% of revenues; selling, general and administrative costs to be approximately $500 million to $520 million; research and development costs to be $220 million to $230 million, and net cash burn to be $300 million to $340 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2021 to be between $255 million and $295 million) and GAAP net purchases of property and equipment (estimated for 2021 to be approximately $45 million).

Test Volume Summary

Unit	Q2 2021	Q2 2020	Definition
Tests processed	375,700	234,100	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	361,500	221,600	Test accessioned in our laboratory
Tests reported in our laboratory	342,500	208,400	Total tests reported in our laboratory less units reported outside of our laboratory

About Natera

Natera is a pioneer and global leader in cell-free DNA testing from a simple blood draw. The mission of the company is to change the management of disease worldwide with a focus on women’s health, oncology, and organ health. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, California and Austin, Texas. It offers proprietary genetic testing services to inform obstetricians, transplant physicians, oncologists, and cancer researchers, including biopharmaceutical companies, and genetic laboratories through its cloud-based software platform.

Conference Call Information

Event:	Natera's Second Quarter 2021 Financial Results Conference Call
Date:	Thursday, August 5, 2021
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Password:	4434144
Webcast:	https://edge.media-server.com/mmc/p/oe2yd2em

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company's financial guidance for fiscal 2021, its ability to continue to increase its revenues, its product development plans and its ability to maintain and grow its business operations in light of the COVID-19 pandemic, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to maintain our business and operations as planned in light of the COVID-19 pandemic; we may be unable to further increase the use and adoption of Panorama and Horizon, through our direct sales efforts or through our laboratory partners, or to develop and successfully commercialize new products, including Signatera and Prospera; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy RegisTry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our CLIA-certified laboratory facilities becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama, Horizon and our other tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, such as the increased focus by third-party payers on requiring that prior authorization be obtained prior to conducting a test; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time-consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations

Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media

Kate Stabrawa, Communications, Natera, Inc., 720-318-4080 pr@natera.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$62,811	$48,668
Restricted cash	228	187
Short-term investments	517,432	688,606
Accounts receivable, net of allowance of $2,649 in 2021 and $3,080 in 2020	100,130	78,565
Inventory	28,409	20,031
Prepaid expenses and other current assets, net	30,878	26,606
Total current assets	739,888	862,663
Property and equipment, net	48,884	33,348
Operating lease right-of-use assets	48,337	21,399
Other assets	12,847	14,743
Total assets	$849,956	$932,153
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,307	$8,096
Accrued compensation	30,842	30,371
Other accrued liabilities	86,143	60,407
Deferred revenue, current portion	10,647	50,125
Short-term debt financing	50,049	50,054
Total current liabilities	197,988	199,053
Long-term debt financing	279,777	202,493
Deferred revenue, long-term portion	23,562	22,805
Operating lease liabilities, long-term portion	49,519	21,246
Other long-term liabilities	—	320
Total liabilities	550,846	445,917

Commitments and contingencies

Stockholders’ equity:
Common stock (2)	9	9
Additional paid in capital	1,399,659	1,411,286
Accumulated deficit	(1,102,999)	(929,318)
Accumulated other comprehensive gain	2,441	4,259
Total stockholders’ equity	299,110	486,236
Total liabilities and stockholders’ equity	$849,956	$932,153

(1)	The condensed, consolidated balance sheet at December 31, 2020 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
(2)	As of June 30, 2021, there were approximately 88,498,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
Product revenues	$137,232	$80,414	$255,614	$167,460
Licensing and other revenues	4,794	6,058	38,728	13,024
Total revenues	142,026	86,472	294,342	180,484
Cost and expenses
Cost of product revenues	73,227	42,731	134,549	84,251
Cost of licensing and other revenues	2,885	4,208	8,376	7,666
Research and development	53,752	23,005	93,940	41,230
Selling, general and administrative	127,456	68,188	235,788	133,869
Total cost and expenses	257,320	138,132	472,653	267,016
Loss from operations	(115,294)	(51,660)	(178,311)	(86,532)
Interest expense	(2,075)	(4,038)	(4,148)	(6,502)
Interest and other income, net	1,585	1,924	2,956	3,911
Loss on debt extinguishment	—	(5,848)	—	(5,848)
Loss before income taxes	(115,784)	(59,622)	(179,503)	(94,971)
Income tax expense	(242)	(15)	(376)	(38)
Net loss	$(116,026)	$(59,637)	$(179,879)	$(95,009)
Unrealized gain (loss) on available-for-sale securities, net of tax	(756)	104	(1,818)	4,851
Comprehensive loss	$(116,782)	$(59,533)	$(181,697)	$(90,158)

Net loss per share:
Basic and diluted	$(1.32)	$(0.75)	$(2.06)	$(1.21)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	88,077	79,069	87,387	78,681